Exhibit 23.3

CONSENT OF WILLIAM J. REILLY, ESQ.

As counsel to Patient Portal Technologies, Inc., I hereby consent to the reference to this firm under the caption “Legal Matters” contained in the Prospectus which is part of the Registration Statement.

/s/ William J. Reilly
New York, New York

July 24 , 2008